Exhibit 4.21
Amendment No. 1 to Contract No. ILSB-1006-4488
Contract for Launch Services between ILS International Launch Services, Inc. and
Satelites Mexicanos, S.A. DE C.V.
          This Amendment No. 1 (“Amendment”) to Contract for Launch Services is made and effective as of the 19th day of January 2011 by and between ILS International Launch Services, Inc., a Delaware corporation, with a place of business at 1875 Explorer Street, Suite 700, Reston, Virginia 20190, USA (“Contractor”) and Satélites Mexicanos, S.A. de C.V. , a company organized under the laws of United States of Mexico (Mexico), having its principal place of business at Av. Paseo de la Reforma No. 222, Torre de Oficinas, Piso 20, Colonia Juárez, Delegación Cuauhtémoc, C.P. 06600, México, Distrito Federal, México, D.F. México (“Customer”).
          WHEREAS, Contractor and Customer entered into a Contract for Launch Services dated as of December 23, 2010, Contract No. ILSB-1006-4488; and
          WHEREAS, Contractor and Customer do hereby amend the Contract as set forth in this Amendment No. 1.
          NOW THEREFORE, in consideration of the mutual covenants herein contained, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Contractor and Customer do hereby amend the Contract, effective as of the date hereof, as follows:
1.	All capitalized terms used but not otherwise expressly defined herein, shall have the meanings ascribed to them in the Contract.

2.	Paragraph 9.1 is amended to change the name of Contractor’s Mission Manager and is hereby replaced with the following Paragraph 9.1:
Mission Managers. Each Party hereby identifies to the other a single Mission Manager to coordinate the activities under this Contract. The Mission Managers of each Contractor and Customer are not authorized to direct work contrary to the requirements of this Contract or make modifications to this Contract.

Contractor’s Mission Manager	Customer’s Mission Manager
Name: Russ Prytula,	Name: Jesus Gutierrez,
Program Director	Director of Engineering
Telephone: 571.633.7468	Telephone: 52-55 5804 7338
Telefax: 571.633.7500	Telefax: 52-55 5804 7304
Email: r.prytula@ilslaunch.com	Email: jesus.gutierrez@satmex.com
ILS International Launch Services PROPRIETARY INFORMATION

Parties agree that further modifications to its named Mission Manager shall become effective by giving notification in writing to the other Party within the following ten (10) days of such modification took place, pursuant to Section 9.2, entitled “Notices”.
3.	Except as expressly modified by this Amendment No. 1, the Contract shall remain in full force and effect in accordance with its terms and conditions.
     IN WITNESS WHEREOF, the parties have caused this Amendment to be executed by their duly authorized representatives as of the date and year first above written:

For Customer		For Contractor
Satelites Mexicanos, S.A. de C.V.		ILS International Launch Services, Inc.

Signature:	/s/ Patricio Northland	Signature:	/s/ Carl J. Holub

Name:	Patricio Northland	Name:	Carl J. Holub

Title:	CEO & Director General	Title:	Director of Contracts

Date:	Jan 20th, 2011	Date:	20 January 2011
ILS International Launch Services PROPRIETARY INFORMATION